Exhibit 99.1

Contact:	LeAnne Zumwalt
DaVita Inc.
650 696-8910

Paul J. Diaz Joins DaVita Board of Directors

El Segundo, Calif., August 6, 2007, DaVita Inc. (NYSE:DVA) announced today that Paul J. Diaz has been appointed to the Company’s Board of Directors.

Mr. Diaz is the President and Chief Executive Officer of Kindred Healthcare, Inc., one of the largest providers of long-term healthcare services in the United States. Mr. Diaz joined Kindred in January 2002 as President and Chief Operating Officer. Mr. Diaz serves on the Boards of Kindred Healthcare, PharMerica Corporation, the Bloomberg School of Public Health at John Hopkins University and the Board of Visitors of Georgetown University Law Center.

Prior to joining Kindred, Mr. Diaz was the managing member of Falcon Capital Partners, LLC, a private investment and consulting firm and from 1996 to July 1998, Mr. Diaz served in various executive capacities with Mariner Health Group, Inc., including as Executive Vice President and Chief Operating Officer. Mr. Diaz is an attorney and accountant; he graduated from the Kogod College of Business Administration at the American University and received his law degree from Georgetown University.

“We look forward to Mr. Diaz’s service on the Board. He brings a wealth of experience in the healthcare industry and his broad experience and expertise will further strengthen our Board,” stated Peter Grauer, Lead Independent Director and Kent Thiry, Chairman and CEO.

DaVita is a leading provider of dialysis services for patients suffering from chronic kidney failure. The Company provides services at kidney dialysis centers and home peritoneal dialysis programs domestically in 42 states, as well as Washington D.C. As of June 30, 2007, DaVita operated or managed 1,321 outpatient facilities serving approximately 106,000 patients.